Exhibit 99.2

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

For Immediate Release

Erich R. Reinhardt Appointed to Board of Directors of Varian Medical Systems

PALO ALTO, Calif., August 13, 2012 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that Erich R. Reinhardt, Ph.D., former President and CEO of Siemens Healthcare, has been appointed to the Board of Directors, effective August 10, 2012.

Reinhardt, 65, served in management roles at Siemens Healthcare (formerly Siemens Medical Solutions), including President and CEO from 1994 to 2008. He is currently Chairman of Medical Valley Europaische Metropol Region in Nürnberg in Germany. Reinhardt also serves on the boards of a private healthcare company, a hospital and a research institute in Germany. He has advanced degrees from the University of Stuttgart in Germany where he earned his Ph.D. in engineering in 1989 and an MA in electrical engineering in 1972.

The Reinhardt appointment increases the Varian Board of Directors from nine to ten members. The Varian board will expand to 11 members on Sept. 29, 2012 when Dow. R. Wilson will join the board concurrent with his succession of Timothy E. Guertin as President and CEO of the company. Guertin, who is retiring from his position as President and CEO of Varian, will remain on the board as its vice chairman.

# # #

About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes, digital detectors, and image processing workstations for X-ray imaging in medical, scientific, and industrial applications and also supplies high-energy X-ray devices for cargo screening and non-destructive testing applications. Varian Medical Systems employs approximately 6,100 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.